Exhibit 10.25

VERTEX PHARMACEUTICALS INCORPORATED
2013 STOCK AND OPTION PLAN

Restricted Stock Unit Award

This Agreement sets forth the terms and conditions of a Restricted Stock Unit Award granted pursuant to the provisions of the 2013 Stock and Option Plan (as it may be amended or restated, the “Plan”) of Vertex Pharmaceuticals Incorporated (the “Company”) to the Participant whose name appears below, of a contingent entitlement of the Participant to receive the number of Shares of Common Stock of the Company set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan, and any Restricted Stock Units evidenced hereby are granted subject to the terms of the Plan.

1.    Name and address of Participant to whom the Restricted Stock Unit Award is granted:

[INSERT NAME/ADDRESS]

2.    Number of Shares of Common Stock in the Restricted Stock Unit Award (the “Shares”):

[_____]

3.    Purchase price of Shares upon Vesting:

[_____]

4.    Date of grant of the Restricted Stock Unit Award:

[_____]

5.    Vesting. [INSERT PERFORMANCE BASED OR TIME BASED VESTING CONDITIONS AND SCHEDULE, AS APPLICABLE].

On each vesting date described in the preceding sentence, the Participant shall be entitled to receive the number of shares of Common Stock equal to the number of Shares becoming vested that shall thereafter be delivered by the Company to the Participant in accordance with this Agreement and the Plan within two business days following the applicable vesting date. Except as otherwise provided in Exhibit A of this Agreement, upon any Termination of Service of the Participant for any reason, vesting of the Shares shall immediately cease, and the unvested portion of the Restricted Stock Unit Award shall immediately be forfeited.

6.    Agreement with respect to Tax Payments. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Shares issued pursuant to this Agreement, including on account of the vesting of the Shares, shall be the Participant’s responsibility. By accepting this Agreement, the Participant agrees and acknowledges that (i) the Company promptly will withhold from the Participant’s pay the amount of taxes the Company is required to withhold upon any vesting of Shares pursuant to this Agreement, and (ii) the Participant shall make immediate payment to the Company in the amount of any tax required to be withheld by the Company in excess of the Participant’s pay available for such withholding.

7.    Restrictions on Transfer. Except as provided in Section 10 of the Plan, this Restricted Stock Unit Award may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, at any time before the Participant receives Shares. Any such purported transfer shall be null and void, and shall not be recognized by the Company or recorded on its books.

8.    No Rights as a Shareholder. The Participant shall have no rights as a shareholder, including voting and dividend rights, with respect to the Restricted Stock Unit Award subject to this Agreement.

9.    No Obligation to Maintain Relationship. The Participant acknowledges that: (i) the Company is not obligated by the Plan or this Restricted Stock Unit Award to continue the Participant as an Employee, Non-Employee Director, consultant or advisor of the Company or an Affiliate; (ii) the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time; (iii) the grant of this Restricted Stock Unit Award is a one-time benefit that does not create any contractual or other right to receive future grants of equity, or benefits in lieu thereof; (iv) all determinations with respect to any such future grants, including, but not limited to, the times when restricted stock unit awards shall be granted, the number of shares subject to each restricted stock unit award, and the time or times when each restricted stock unit award shall vest, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of this Restricted Stock Unit Award is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (vii) this Restricted Stock Unit Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.     Code Section 409A. Pursuant to Section 25 of the Plan, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to this Restricted Stock Unit Award in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting this Restricted Stock Unit Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code), except as Section 409A of the Code may then permit.

11.    Plan. The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect and the Prospectus with respect thereto. All of the terms and provisions of the Plan are incorporated herein by reference, and this Restricted Stock Unit Award is subject to those terms and provisions in all respects.

VERTEX PHARMACEUTICALS INCORPORATED

By: ________________________________________

EXHIBIT A
Adjustments to Vesting Schedule

A)
Death of the Participant. If the Participant dies while an Employee, Non-Employee Director, consultant or advisor of the Company or an Affiliate, 100% of the remaining Shares subject to this Restricted Stock Unit Award shall be accelerated and shall be delivered to the Participant’s Survivors as soon as practicable, but no more than 90 days, after the Participant’s date of death.

B)
Termination for Cause. If the Participant’s employment with the Company is terminated due to Cause, any portion of the Restricted Stock Unit Award that has not vested prior to the date written notice of such termination is provided to the Participant shall be immediately forfeited. If the Company is investigating or evaluating whether the Company will terminate Participant’s employment or other service to the Company for Cause, the Company may, at its election, suspend the vesting of this Restricted Stock Unit Award by written notice to the Participant. If after such notification it is determined or otherwise agreed that Participant’s service to the Company will not be terminated for Cause, vesting of the Shares shall resume pursuant to the original schedule and any Shares that would have vested during such suspension immediately shall vest.  However, if the period of the investigation extends beyond 90 days after the Restricted Stock Unit Award otherwise vests, any Shares that would have otherwise become vested during the period of suspension shall become vested on such 90th day. In such event, any Shares of Common Stock delivered while the Company’s investigation is pending shall be non-transferable until the conclusion of the investigation without a determination that Cause for termination exists, and such Common Stock shall be immediately forfeited by the Participant and returned to the Company if the Company determines that Cause for the Participant’s termination exists.

C)
Retirement Provision. If a Participant experiences a Termination of Service other than for Cause, and the Participant is a Qualified Participant (as defined below), then the FCP % of the remaining Shares subject to this Restricted Stock Unit Award that have not previously vested shall vest as of the date of the Termination of Service.

A “Qualified Participant” shall mean a Participant who meets all of the following conditions: (i) he or she is at least fifty-five (55) years old, (ii) he or she has completed at least five (5) full years of service as an Employee and/or a Non-Employee Director to the Company or an Affiliate, (iii) his or her age plus full years of service as an Employee and/or a Non-Employee Director to the Company or an Affiliate is 65 or greater and (iv) he or she has completed a mandatory transitional period of employment with the Company following written notice of the Termination of Service by the Participant, the duration of which will be no fewer than twelve (12) months, except as may be determined by the Company in its sole discretion or as may be required by applicable law.

The “FCP %” shall be equal to (a) the sum of 50% plus 10% for each full year of service as an Employee and/or a Non-Employee Director to the Company or an Affiliate in excess of five (5) full years of service.

[INSERT ADDITIONAL ACCELERATION PROVISIONS, AS APPPLICABLE]